Rule 22c-2 Shareholder Information Agreement

This Rule 22c-2 Shareholder Information Agreement ("Agreement") is entered into as of April 16, 2007, by and between Rydex Distributors, Inc. ("Fund Agent"), the principal underwriter and distributor of the Rydex Family of Funds (the "Funds") and Valley Forge Life Insurance Company (as successor by merger to Sage Life Assurance of America, Inc.)("Intermediary"), with an effective date of October 16, 2007.

                                    Recitals

WHEREAS, Fund Agent is entering into this Agreement as agent and on behalf of certain of the Funds, including any separate series or portfolios thereof, whether existing at the date of this Agreement or established subsequent hereto;

WHEREAS, Prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, the Intermediary issues certain variable life insurance and variable annuity contracts (the "Contracts") that are supported by The Sage Variable Life Account A and The Sage Variable Annuity Account A (the "Separate Accounts");

WHEREAS, the Separate Accounts have been established by the Intermediary to invest assets attributable to the Contracts in shares of the Funds;

WHEREAS, the Intermediary purchases and redeems Shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Shareholder directions and the terms of the Contracts;

WHEREAS, Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires the Funds or Fund Agent, as principal underwriter and distributor of the Funds, to enter into a written shareholder information agreement with each financial intermediary (as defined by the Rule) of the Funds;

WHEREAS, Funds has identified Intermediary as a financial intermediary of the Funds; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Fund Agent, Funds, and Intermediary in accordance with the Rule.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request from the Fund, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification
Number ("ITIN")*, or other government-issued identifier ("GII"), and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account(s), and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

         1.1 Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will not exceed 90 calendar days of transaction information. The Fund or its designee will not request transaction information older than 90 calendar days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  1.1(a) Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         1.2 Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon the request of the Fund or its designee, the requested information specified in Section 1 above. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided to the Fund or its designee) the information set forth in Section 1 above for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii).

         (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund and Intermediary; and

         (c) To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "Indirect Intermediary" has the same meaning as in the Rule.

         1.3 Limitations on Use of Information. With respect to all information about any Shareholders, including, but not limited to names, addresses, telephone numbers, account numbers, customer lists and demographic financial and transactional information provided by the Intermediary to the Fund or its designee and/or to which the Fund or its designee have access at any time pursuant to this Agreement (the "Customer Information"), the Fund agrees as follows:

(a) All Customer Information shall be deemed by Fund and its designee as confidential and proprietary to Intermediary;

(b) Fund and its designee shall keep all Customer Information secure and confidential;

(c) Fund and its designee shall not use the Customer Information for any purpose other than as necessary to comply with the provisions of the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws; and

(d) Fund or its designee shall promptly notify Intermediary of any unauthorized access to or disclosure of Customer Information.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate market timing or frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund or its designee, in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

                       Valley Forge Life Insurance Company
                               Attn: Arlene Stoll
                          12770 Merit Drive, Suite 600
                                Dallas, TX 75251
                            Arlene_Stoll@swissre.com
                                (972) 364-4015

         2.1 Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restrictions(s) is (are) to remain in place. If the TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with the Shareholders is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide (through the Fund or its designee) to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract owner that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

         2.2 Timing of Response. Intermediary agrees to execute instruction from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Intermediary.

         2.3 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Construction of the Agreement; Fund Participation Agreements; Termination. The Fund and Intermediary have entered into one or more Fund participation agreements ("Participation Agreements") between or among them for the purchase and redemption of Shares of the Fund by the Intermediary in connection with the Contracts. This Agreement amends those Participation Agreements. To the extent the terms of this Agreement directly conflict with the terms of a Participation Agreement, the terms of this Agreement shall control. This Agreement will terminate upon the termination of the Participation Agreements.

4. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with a third party claim or action brought against Intermediary as a result of any incorrect identification by the Fund of a Shareholder whose purchases or exchanges of Shares must be restricted by the Intermediary or any authorized disclosure of a Shareholder's TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with the Shareholder or any Customer Information provided to the Fund or its designee in response to a request for Shareholder information pursuant to the terms of this Agreement.

5. Reimbursement. Fund agrees to reimburse Intermediary for reasonable costs associated with complying with written requests for data that has already been requested by Fund or its designee in any one year period and data requested by Fund or its designee that is older than ninety (90) days from the date of request.

6. Force Majeure. Fund, Fund's designee, and Intermediary are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of Fund, Fund's designee, and Intermediary including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

7. Dispute Resolution. Fund and Intermediary hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by Fund and Intermediary, said determination by the arbitrator shall become final and binding 3 days after the arbitrator's ruling. Arbitration costs and expenses shall be borne equally by Fund and Intermediary. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

8. Definitions. For purposes of this Agreement:

         8.1 The term "Fund" shall mean the Fund Agent and the Funds. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act. Excepted fund means any: (1) money market funds; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

         8.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by the Intermediary.

         8.3 The term "Shareholder" means the owner of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

         8.4. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, Intermediary-approved asset allocation programs or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contact living benefit; (v) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

         8.5 The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

         8.6 The term "promptly" as used in Section 1.2 shall mean as soon as practicable but in no event later than 10 business days from the Intermediary's receipt of the request for information from the Fund or its designee.

         8.7 The term "written" includes electronic writings and facsimile transmissions.






                              SIGNATURE PAGE FOLLOWS



IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

RYDEX DISTRIBUTORS, INC.

[OBJECT OMITTED]][GRAPHIC OMITTED]
--------------------------------
By:    Kevin Farragher
Title:   Sr. Vice President


VALLEY FORGE LIVE INSURANCE COMPANY

----------------------------------

By:
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Title:                                               ]
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* According to the IRS' website, the ITIN refers to the Individual
Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). The Rule inadvertently refers to the ITIN as the International Taxpayer Identification Number.